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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the incorporation by reference in the Registration Statements (Forms S-8 Nos. 33-36208, 33-47891, 33-58872, 33-81994, 333-00877, 333-05077,
333-21833 and 333-46455) pertaining to the 1988 Stock Option Plan, 1995 Stock Option Plan, 1995 Outside Directors Stock Plan, 1996 Employee Stock Purchase Plan, certain stock option agreements issued in connection with the acquisition of Virtual Machine Works, Inc., and certain individual employee stock option agreements of IKOS Systems, Inc., of our report dated October 27, 1998, with respect to the consolidated financial statements and schedule of IKOS Systems, Inc., included in the Annual Report (Form 10-K) for the year ended October 3, 1998.

                                          Ernst & Young LLP

San Jose, California
December 18, 1998